Exhibit 10(kk)-3

PERSONAL Mr P Swift The Old Rectory St Johns Road Slimbridge GL2 7BJ	Chief Executive's Office Avonbank Feeder Road Bristol BS2 0TB Telephone 0117 933 2000 Fax 0117 933 2022

our ref	Your ref	Extension	Date
RS			2 March 2016

Dear Phil

Your Pension Arrangements

1	Introduction

1.1	You are currently a Contributing Member of the Western Power Distribution Group (the "Group") of the Electricity Supply Pension Scheme ("ESPS").

1.2
The Finance Bill 2016 will, once passed, enact changes in the tax regime to take effect from 6 April 2016. These changes include the reduction of the standard lifetime allowance to £1 million. As you know, there is a lifetime allowance charge on benefits in excess of the lifetime allowance. In response to this change, it has been agreed that your pension arrangements with the Company should be restructured with effect from 2 March 2016.

1.3	This letter sets out the terms of the arrangements that will apply between us with effect from 2 March 2016, including death in service benefits.

2	Individual Protection 2014

2.1
You gave notice to HM Revenue & Customs of your intention to rely on individual protection 2014 on 8 April 2015. Accordingly you have a personalised lifetime allowance based on the value of your pension savings on 5 April 2014 up to a maximum of £1.5 million.

3	Withdrawal from Contributory Membership of the ESPS

3.1	It is a condition of the arrangements that:

(a)	you will withdraw from Membership of the ESPS as a Contributor with effect from 23:59 on 2 March 2016;

(b)	you will not be entitled to rejoin the ESPS as a Contributor whilst you are in the Service of the Company without the agreement of the Company; and

(c)
you agree that if any of your Benefits become chargeable to the lifetime allowance charge under the Finance Act 2004, the charge shall be borne by you or the recipient of the Benefits and should accordingly be deducted by the Group Trustees from the Benefits in accordance with normal actuarial practice.

4	No Accrual of Benefits after 2 March 2016

4.1
You will not accrue Benefits under the ESPS in respect of your Service with the Company after 2 March 2016. However, as set out in paragraph 5.2, your Benefits accrued up to and including 2 March 2016 will be calculated on your retirement from or cessation of Service with the Company using the Pensionable Salary that would have been applicable to you on your retirement from or cessation of Service with the Company if you had remained as a Contributor in Service with the Company up to that time.

4.2
Instead an annual amount will be payable to you, which will be a fixed percentage of your salary and annual bonuses. This will be set out in your Service Agreement and will be non-pensionable for the purposes of the ESPS. It will only be payable during your employment for so long as you are not a Contributor to the ESPS.

5	Benefits Accrued by Service up to and including 2 March 2016

5.1
You will have withdrawn from Membership as a Contributor with effect from 23:59 on 2 March 2016 and thus become entitled to Frozen Benefits under the ESPS calculated on the basis set out in the Rules of the ESPS as if you had left the ESPS without leaving the Company's employment on 2 March 2016.

5.2
However, pursuant to the special terms made under Rule 32 and described in this letter, your entitlement to Benefits under the ESPS (including the terms on which they are granted and any discretions exercised) will continue to be determined in accordance with the Rules of the ESPS as if you remained a Contributor in Service for so long as you remain in Service with the Company, subject to the remaining terms of this letter (notably paragraph 5.3). In particular, your Benefits will be calculated on your retirement from or cessation of Service with the Company using the Pensionable Salary that would have been applicable to you on your retirement from or cessation of Service with the Company if you had remained as a Contributor in Service with the Company up to that time.

5.3
Your Benefits under the ESPS will be determined only with reference to your Contributory Service accrued as at the end of 2 March 2016, and no Contributory Service shall be accrued by or credited in respect of you after that date.

5.4
You will be entitled to your Frozen Benefits (as in paragraph 5.1) including increases under Rule 26 of the ESPS and actuarial adjustment for early payment if payable before age 63, instead of your Benefits calculated under paragraph 5.2 above, if they are greater than your Benefits calculated under paragraph 5.2 above.

6	Benefits on Retirement through Ill-Health

6.1	For the avoidance of doubt, on retirement through Ill-Health, benefits will be calculated under ESPS based on Contributing Service (but not on prospective service until Normal Pension Age).

7	Benefits on your Death

7.1	If you die while in Service with the Company, benefits will be payable as if you had been in Contributing Service immediately prior to your death.

7.2	For the avoidance of doubt, if you die in Retirement, benefits will be payable in respect of you under the ESPS based on your pension actually in payment immediately prior to your death.

8	Leaving Service

8.1
For the avoidance of doubt, if you leave Service before age 63, and your Benefits are not brought into payment immediately, your Benefits will be calculated in accordance with the Rules of the ESPS, subject to paragraph 5 above.

9	Transfer basis

9.1
For the avoidance of doubt, if you wish to transfer your Benefits to another registered pension scheme, the transfer value will be calculated on a basis reflecting the cash equivalent of your Benefits as determined by the Actuary.

10	Salary

10.1	Your Salary for the purposes of the ESPS (and the special terms as detailed in this letter) shall include any annual bonuses under the Directors' Results Related Bonus Scheme.

11	Definitions

11.1	Terms that are defined in Clause 46 of the ESPS shall have the same meanings where used in this letter with initial capitals.

"Company" means Western Power Distribution (South West) plc.

"Service Agreement" means your service agreement dated 13 August 2013 with the Company.

12	Interpretation

12.1
In the event of any dispute regarding the interpretation of this letter and its interaction with the ESPS, the decision of the Company shall be final and binding. The terms of this letter are supplemental to the ESPS as applicable to the Western Power Distribution Group, with the intention that the normal Benefits applicable under the ESPS will apply but on the special terms granted by this letter. For the avoidance of doubt:

(a)	the special terms set out in this letter are not payable in addition to Benefits normally provided under the ESPS to which they correspond but enhance those corresponding Benefits;

(b)
any Benefits that are based on or calculated with reference to the Member's pension under the ESPS shall in your case be based on or calculated with reference to the pension actually payable to you under the ESPS and as detailed in this letter dated 2 March 2016 (rather than the standard ESPS pension that would have been payable but for this letter).

13	Acceptance

13.1
Please acknowledge your receipt of this letter and acceptance of its terms by signing and returning the enclosed copy. If you have any queries regarding its terms I would be pleased to help, but we do recommend that you take independent legal and financial advice on the contents of this letter.

Yours sincerely

ROBERT SYMONS
Chief Executive
For and on behalf of Western Power Distribution (South West) plc

I accept the terms of the above

Date	02-March-2016